As filed with the Securities and Exchange Commission on October 1, 2025

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

NIOCORP DEVELOPMENTS LTD.

(Exact name of Registrant as specified in its charter)

British Columbia, Canada	98-1262185
(State or other jurisdiction of Incorporation or organization)	(I.R.S. Employer Identification No.)
7000 South Yosemite Street, Suite 115 Centennial, Colorado (Address of Principal Executive Offices)	80112 (Zip Code)

NIOCORP DEVELOPMENTS LTD. LONG TERM INCENTIVE PLAN

(Full title of the plan)

CT Corporation
28 Liberty Street
Floor 42
New York, New York 10005

(Name and address of agent for service)

(212) 894-8940

(Telephone number, including area code, of agent for service)

Copies to:

Christopher M. Kelly
Andrew C. Thomas
Andrew D. Iammarino
Jones Day
North Point
901 Lakeside Avenue
Cleveland, Ohio 44114
(216) 586-3939

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒
		Smaller reporting company	☒
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

This Registration Statement on Form S-8 (“Registration Statement”) has been filed pursuant to the requirements of General Instruction E to Form S-8 for the purpose of effecting the registration under the Securities Act of 1933 (the “Securities Act”) of an additional 17,574,785 Common Shares, without par value (“Common Shares”), of NioCorp Developments Ltd., a company incorporated under the laws of British Columbia, Canada (the “Registrant”), under the NioCorp Developments Ltd. Long Term Incentive Plan (as amended or amended and restated to date, the “Plan”), for which a previously filed registration statement on Form S-8 relating to the Plan is effective. Except to the extent supplemented, amended or superseded by the information set forth herein, the contents of the Registrant’s Registration Statement on Form S-8 (Registration No. 333-222313) filed on December 27, 2017, including all attachments and exhibits thereto, are incorporated herein by reference.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.   Incorporation of Documents by Reference.

The Registrant is subject to the informational and reporting requirements of Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and, in accordance therewith, files reports, proxy statements and other information with the Securities and Exchange Commission (the “Commission”). The following documents, which are on file with the Securities and Exchange Commission , are incorporated in this Registration Statement by reference:

(a)	the Registrant’s Annual Report on Form 10-K for the fiscal year ended June 30, 2025 (Commission File No. 001-41655), filed with the Commission on September 11, 2025;

(b)	the Registrant’s Current Reports on Form 8-K (Commission File No. 001-41655), filed with the Commission on July 18, 2025, July 23, 2025, August 4, 2025, August 6, 2025, August 12, 2025, September 19, 2025 and September 29, 2025; and

(c)	the description of the Common Shares contained in Registrant’s registration statement on Form 8-A, filed with the Commission on March 17, 2023, as amended by the description of the Common Shares contained in Exhibit 4.37 to the Registrant’s Annual Report on Form 10-K for the fiscal year ended June 30, 2025 (Commission File No. 001-41655), filed September 11, 2025, as amended by any subsequently filed amendments and reports filed for the purpose of updating that description.

All documents filed by the Registrant with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act (excluding information deemed to be furnished and not filed with the Commission) subsequent to the effective date of this Registration Statement and prior to the filing of a post-effective amendment that indicates that all securities offered have been sold or that deregisters all securities then remaining unsold, will be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of filing of such documents. Any statement contained in any document incorporated or deemed to be incorporated by reference herein will be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded will not be deemed, except as modified or superseded, to constitute a part of this Registration Statement.

Item 6.   Indemnification of Directors and Officers.

The corporate laws of British Columbia allow the Registrant, and its corporate articles require it (subject to the provisions of the Business Corporations Act (the “BCBCA”) noted below), to indemnify its directors, former directors, alternate directors and their heirs and legal personal representatives against all eligible penalties to which such person is or may be liable, and the Registrant must, after the final disposition of an eligible proceeding, pay the expenses actually and reasonably incurred by such person in respect of that proceeding. Each director and alternate director is deemed to have contracted with the Registrant on the terms of the indemnity contained in the Registrant’s articles.

For the purposes of such an indemnification:

●	“associated corporation” means a corporation or entity referred to in paragraph (2) or (3) of the definition of “eligible party”;

●	“eligible party” in relation to the Registrant, means an individual who:

(1)	is or was a director or officer of the Registrant;

(2)	is or was a director or officer of another corporation:

(i)	at a time when the corporation is or was an affiliate of the Registrant; or

(ii)	at the request of the Registrant; or

(3)	at the request of the Registrant, is or was, or holds or held a position equivalent to that of, a director or officer of a partnership, trust, joint venture or other unincorporated entity; and includes, except in the definition of “eligible proceeding” and certain other cases, the heirs and personal or other legal representatives of that individual.

●	“eligible penalty” means a judgment, penalty or fine awarded or imposed in, or an amount paid in settlement of, an eligible proceeding;

●	“eligible proceeding” means a proceeding in which an eligible party or any of the heirs and personal or other legal representatives of the eligible party, by reason of the eligible party being or having been a director or officer of, or holding or having held a position equivalent to that of a director or officer of, the Registrant or an associated corporation:

(1)	is or may be joined as a party; or

(2)	is or may be liable for or in respect of a judgment, penalty or fine in, or expenses related to, the proceeding;

●	“expenses” includes costs, charges and expenses, including legal and other fees, but does not include judgments, penalties, fines or amounts paid in settlement of a proceeding; and

●	“proceeding” includes any legal proceeding including a civil, criminal, quasi-criminal, administrative or regulatory action or proceedings; or investigative action, whether current, threatened, pending or completed.

In addition, under the BCBCA, the Registrant may pay, as they are incurred in advance of the final disposition of an eligible proceeding, the expenses actually and reasonably incurred by an eligible party in respect of that proceeding, provided that the Registrant first receives from the eligible party a written undertaking that, if it is ultimately determined that the payment of expenses is prohibited by the restrictions noted below, the eligible party will repay the amounts advanced.

Notwithstanding the provisions of the Registrant’s articles noted above, the Registrant must not indemnify an eligible party or pay the expenses of an eligible party, if any of the following circumstances apply:

●	if the indemnity or payment is made under an earlier agreement to indemnify or pay expenses and, at the time that the agreement to indemnify or pay expenses was made, the Registrant was prohibited from giving the indemnity or paying the expenses by its memorandum or articles;

●	if the indemnity or payment is made otherwise than under an earlier agreement to indemnify or pay expenses and, at the time that the indemnity or payment is made, the Registrant is prohibited from giving the indemnity or paying the expenses by its memorandum or articles;

●	if, in relation to the subject matter of the eligible proceeding, the eligible party did not act honestly and in good faith with a view to the best interests of the Registrant or the associated corporation, as the case may be; or

●	in the case of an eligible proceeding other than a civil proceeding, if the eligible party did not have reasonable grounds for believing that the eligible party’s conduct in respect of which the proceeding was brought was lawful.

In addition, if an eligible proceeding is brought against an eligible party by or on behalf of the Registrant or by or on behalf of an associated corporation, the Registrant must not do either of the following:

●	indemnify the eligible party under Section 160(a) of the BCBCA in respect of the proceeding; or

●	pay the expenses of the eligible party in respect of the proceeding.

Notwithstanding any of the foregoing, and whether or not payment of expenses or indemnification has been sought, authorized or declined under the BCBCA or the articles of the Registrant, on the application of the Registrant or an eligible party, the Supreme Court of British Columbia may do one or more of the following:

●	order the Registrant to indemnify an eligible party against any liability incurred by the eligible party in respect of an eligible proceeding;

●	order the Registrant to pay some or all of the expenses incurred by an eligible party in respect of an eligible proceeding;

●	order the enforcement of, or any payment under, an agreement of indemnification entered into by the Registrant;

●	order the Registrant to pay some or all of the expenses actually and reasonably incurred by any person in obtaining an order under Section 164 of the BCBCA; or

●	make any other order the court considers appropriate.

Furthermore, the Registrant has entered into an indemnification agreement with each of its directors and executive officers. The indemnification agreements provide that the Registrant will, to the fullest extent possible under applicable law, subject to other specified limitations, indemnify and hold harmless the directors and executive officers against any and all costs and expenses reasonably incurred for, or in connection with, any civil, criminal, administrative, investigative or other proceeding, whether threatened, pending, continuing or completed, including but not limited to any act, matter, deed or thing whatsoever made, done, committed, permitted or acquiesced in.

Item 8.   Exhibits.

Exhibit Number	Description
4.1(1)	Notice of Articles of NioCorp Developments Ltd. dated April 5, 2016
4.2(1)	Articles of NioCorp Developments Ltd., as amended, effective as of January 27, 2015
4.3(2)	Amendment to Articles, effective March 17, 2023
4.4(3)	NioCorp Developments Ltd. Long Term Incentive Plan, as amended
5.1	Opinion of Blakes, Cassels & Graydon LLP
23.1	Consent of Blakes, Cassels & Graydon LLP (included in Exhibit 5.1)
23.2	Consent of Deloitte & Touche LLP
23.3	Consent of Dahrouge Geological Consulting USA Ltd.
23.4	Consent of Understood Mineral Resources Ltd.
23.5	Consent of Optimize Group Inc.
23.6	Consent of Tetra Tech
23.7	Consent of Adrian Brown Consultants Inc.
23.8	Consent of Magemi Mining Inc.
23.9	Consent of L3 Process Development
23.10	Consent of Olsson
23.11	Consent of A2GC

23.12	Consent of Metallurgy Concept Solutions
23.13	Consent of Scott Honan, M.Sc., SME-RM, NioCorp
23.14	Consent of Dumas Contracting Ltd.
23.15	Consent of Mahmood Khwaja, P.E., CDM Smith
23.16	Consent of Wynand Marx, M.Eng., BBE Consulting
24.1	Power of Attorney (contained on the signature page of this Registration Statement)
107	Filing Fee Table

(1)	Previously filed as an exhibit to the Registrant’s Draft Registration Statement on Form S-1 (Registration No. 377-01354) filed with the Commission on July 26, 2016 and incorporated herein by reference.

(2)	Previously filed as an exhibit to the Company’s Current Report on Form 8-K (File No. 001-41655) filed with the Commission on March 17, 2023 and incorporated herein by reference.

(3)	Previously filed as an exhibit to the Registrant’s Current Report on Form 8-K (File No. 001-41655) filed with the Commission on January 22, 2024 and incorporated herein by reference.

Item 9.   Undertakings.

(a)	The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Filing Fee Tables” or “Calculation of Registration Fee” table, as applicable, in the effective Registration Statement; and

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2)	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)	That for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Centennial, State of Colorado, on October 1, 2025.

NIOCORP DEVELOPMENTS LTD.

By:	/s/ Mark A. Smith

Name:	Mark A. Smith
Title:	President and Chief Executive Officer
(Principal Executive Officer)

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

KNOW ALL PERSONS BY THESE PRESENTS, that each of the directors and officers of the Registrant whose signature appears below constitutes and appoints Mark A. Smith and Neal Shah, or either of them, as true and lawful attorneys-in-fact and agents with full power of substitution and re-substitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign (1) one or more registration statements on Form S-8, or other appropriate form (the “Other Registration Statement”) with respect to the registration under the Securities Act of Common Shares issuable pursuant to the Plan, (2) this Registration Statement and any or all amendments to said Registration Statement or the Other Registration Statement (including post-effective amendments and other registration statements filed pursuant to Rule 462 and otherwise), and (3) any and all applications or other documents to be filed with the Commission or any state securities commission or other regulatory authority with respect to the securities covered by the Registration Statement or the Other Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Commission or otherwise, granting unto said attorneys-in-fact and agents the full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the foregoing, as to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or his or her substitute, may lawfully do or cause to be done by virtue hereof.

Signature	Title	Date

/s/ Mark A. Smith Mark A. Smith	President, Chief Executive Officer (Principal Executive Officer and Authorized U.S. Representative) and Chairman of the Board of Directors	October 1, 2025

/s/ Neal Shah Neal Shah	Chief Financial Officer (Principal Financial and Accounting Officer)	October 1, 2025
/s/ Anthony W. Fulton Anthony W. Fulton	Director	October 1, 2025
/s/ David C. Beling David C. Beling	Director	October 1, 2025
/s/ Nilsa Guerrero-Mahon Nilsa Guerrero-Mahon	Director	October 1, 2025
/s/ Peter Oliver Peter Oliver	Director	October 1, 2025
/s/ Dean C. Kehler Dean C. Kehler	Director	October 1, 2025
/s/ Michael G. Maselli	Director	October 1, 2025
Michael G. Maselli

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